Exhibit 10(b)

$ _________ Maximum Performance Cash
Date of Grant: January 4, 2013

2013 PERFORMANCE CASH AWARD

2004 OMNIBUS STOCK AND INCENTIVE PLAN

FOR DENBURY RESOURCES INC.

PERFORMANCE CASH AWARD (“Award”) made effective on the Date of Grant between Denbury Resources Inc. (the “Company”) and «Officer_Name» (“Holder”).

WHEREAS, Section 17 of the 2004 Omnibus Stock and Incentive Plan For Denbury Resources Inc. (“Plan”) authorizes the Committee to grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn a maximum of $__________ based on the performance factors set forth in this Award, and subject to all of the provisions, including without limitation the Vesting provisions, of the Plan and this Award; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.Performance Cash Grant. The Company hereby grants Holder the right to earn, Vest in and be paid on the Payment Date, up to $________ (“Performance Cash”) subject to the terms and conditions set forth in the Plan and in this Award.

2.Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:

(a) “Actual Reported Production” means production of oil, condensate, natural gas liquids (“NGLs”) and natural gas, expressed on a BOE basis, as reported in each Peer Company's and the Company's Form 10-K for the Performance Period, excluding production generated from each such company's equity-method investee(s).
(b) “BOE” means Barrels of Oil Equivalent, and for all purposes hereof, will be calculated using the ratio of one barrel of crude oil, condensate or NGLs to six thousand cubic feet of natural gas.
(c) “CCA Acquisition” means the planned purchase by the Company of oil and natural gas properties in the Cedar Creek Anticline of Montana and North Dakota from ConocoPhillips Company.

(d) “Change in Future Development Costs” means future development costs at December 31, 2013 less future development costs at December 31, 2012, each as reported in each Peer Company's and the Company's Form 10-K disclosure of its standardized measure of discounted future net cash flows from proved oil, condensate, natural gas liquid (“NGL”), and natural gas reserves in accordance with Financial Accounting Standards Board Codification Topic 932, Extractive Industries - Oil and Gas.

(e) “Change in Unproved Properties” means the balance of unproved or unevaluated oil and natural gas properties at December 31, 2013 less the balance of unproved or unevaluated oil and natural gas properties at December 31, 2012, as reported on each Peer Company's and the Company's consolidated balance sheets, or in the financial statement footnotes thereto, as reported in each such company's Form 10-K.

(f) “Committee Percentage Point Reduction” means the number (if any) of Performance Percentage Points (not in excess of the Committee Percentage Point Reduction Limitation) by which the Committee reduces Holder's Performance Percentage Points in accordance with Section 7 hereof.

(g) “Committee Percentage Point Reduction Limitation” means the lesser of (i) forty (40) Performance Percentage Points, and (ii) the product of (x) Holder's Performance Percentage Points earned during the Performance Period as determined prior to the application of the Committee Percentage Point Reduction, multiplied by (y) twenty-five percent (25%).

(h) “Disability” means, without limitation, the same as it does in the Plan.

(i) “Earned Performance Cash” means the amount of Performance Cash earned during the Performance Period as described and calculated in Section 8 hereof.
(j) “Finding and Development Cost per BOE” means for each Peer Company and for the Company, individually, the quotient of (i) the sum of (a) the number in the table in Appendix A in Column 2, opposite each such company's name presented in the table in Appendix A in Column 1, and (b) Performance Period Finding and Development Cost, divided by (ii) the sum of (x) the number in the table in Appendix A in Column 3, opposite each such company's name presented in the table in Appendix A in Column 1 and (y) Performance Period Net Reserve Additions.

(k) “Fiscal Year” means the 12-month period adopted by the Company for financial reporting purposes.

(l) “Peer Company” means each of the companies listed in Appendix B hereto that files a Form 10-K that includes financial statements covering the Performance Period with the Securities and Exchange Commission by March 1, 2014.

(m) “Payment Date” means the date on which Performance Cash Vested and earned under this Award is paid to Holder, which shall be any date selected by the Committee which is not later than 30 days after the Vesting Date or such later date as may be caused by unusual circumstances beyond the reasonable control of the Committee.

(n) “Performance Measure” means the following: changes in amounts of oil and gas reserves, changes in production amounts, and the relationship between pretax operating income and finding costs compared to that of the Company's peers, as determined based upon the (i) Tertiary Oil Production Measure, (ii) Non-Tertiary Production Measure, (iii) Capital Efficiency Ratio Measure and (iv) Reserve Replacement Measure, as set forth herein; provided, further, that when reference to a specific Performance Measure is intended, reference will be made to such specific Performance Measure.

(o) “Performance Period” means the period beginning on January 1, 2013, and ending on December 31, 2013.

(p) “Performance Percentage” means the excess of (i) Holder's aggregate Performance Percentage Points, over (ii) the Committee Percentage Points Reduction, if any, determined as of the last day of the Performance Period.

(q) “Performance Percentage Points” means, collectively, the points, designated as Performance Percentage Points, earned with respect to each Performance Measure during the Performance Period.

(r) “Performance Cash” means the amount of cash subject to this Award, as shown on the first page of this Award.

(s) “Performance Period Finding and Development Cost” means, as reported in each Peer Company's and the Company's Form 10-K for the Performance Period and excluding any costs generated by each such company's equity method investee(s), the sum of (i) property acquisition, exploration and development costs incurred (including asset retirement obligations), (ii) the Change in Future Development Costs, and (iii) the depletion and depreciation expense related to CO2 properties and CO2 pipelines; the sum of which is reduced by the Change in Unproved Properties.

(t) “Performance Period Net Reserve Additions” means the sum of (i) oil, condensate, NGL and natural gas reserve extensions; (ii) improved recovery; (iii) revisions of previous estimates and (iv) acquisition of minerals in place; excluding those owned by an equity method investee(s), expressed on a BOE basis, as reported in each Peer Company's and the Company's Form 10-K for the Performance Period.

(u) “Performance Period Pretax Operating Income” means, as reported in each Peer Company's and the Company's Form 10-K for the Performance Period, pre-tax income adjusted to exclude the following items, as applicable: (i) interest income and expense; (ii) exploration expense; (iii) depletion, depreciation, amortization and accretion expense; (iv) commodity derivative gains and losses; (v) impairment charges; (vi) gains and losses incurred on the extinguishment of debt; and (vii) gains and losses incurred on the purchase or sale of assets. Performance Period Pretax Operating Income will include all operations of each such company other than those related to an equity-method investment, including operations that qualify as discontinued operations under generally accepted accounting principles in the United States of America.

(v) “Performance Period Pretax Operating Income per BOE” means Performance Period Pretax Operating Income divided by the Actual Reported Production.

(w) “Post Separation Change in Control” means a Change in Control which follows Holder's Separation, but results from the Commencement of a Change in Control that occurs prior to Holder's Separation. For all purposes of this Award, the term “Commencement of a Change in Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change in Control as defined in Section 2(h)(2), (3) or (4) of the Plan involving such person, group, or their affiliates.

(x) “Target Performance Cash” means $_______ of Performance Cash, which is the amount of Performance Cash which will be Earned if Holder's Performance Percentage is 100%.
(y)    “Total Production” means oil, condensate, NGLs, and natural gas production (in BOEs) of the Company as reported in the Company's Form 10-K for the Performance Period.

(z) “Vesting Date” means March 31, 2014.

3.Performance Percentage Points Earned With Respect To The Tertiary Oil Production Measure.

(a)Tertiary Production Based Performance Percentage Points. The Performance Percentage Points which will be credited to Holder with respect to the Tertiary Oil Production Measure are set forth in the following Chart based on the Average Annual Tertiary Production Percentage. The “Average Annual Tertiary Production Percentage” means the quotient (rounded to four decimal places and then expressed as a percentage) of (x) the Adjusted Tertiary Oil Production for such Performance Period, divided by (y) the Tertiary Oil Production Target for such Performance Period as defined in Appendix C to this Award.

	Average Annual Tertiary Production Percentage	Performance Percentage Points
A.	106.58% or more	70
B.	103.95% to 106.57%	56
C.	100.00% to 103.94%	42
D.	96.05% to 99.99%	28
E.	Less than 96.05%	0

(b)Adjusted Tertiary Oil Production. For purposes of this Award, the “Adjusted Tertiary Oil Production” shall be equal to (i) the actual tertiary oil production of the Company as reported in the Company's Form 10-K for the Performance Period, or if not specifically reported, then as determined by the Committee from the Company's accounting records, minus (ii) the tertiary oil production related to an oil property acquired during such Performance Period, such amount to be the lesser of (a) the actual tertiary oil production for such Performance Period from the acquired property or incremental property interest (if a partial interest) or (b) the forecasted oil production (as may be publicly disclosed by the Company) related thereto for such Performance Period for the property, plus (iii) that portion of the Tertiary Oil Production Target which is directly attributable to any oil property disposed or sold during such Performance Period for the period during which the Company did not own the oil property.

4.Performance Percentage Points Earned With Respect To The Non-Tertiary Production Measure.

(a)Non-Tertiary Production Based Performance Percentage Points. The Performance Percentage Points which will be credited to Holder with respect to the Non-Tertiary Production Measure are set forth in the following Chart based on the Average Annual Non-Tertiary Production Percentage. The “Average Annual Non-Tertiary Production Percentage” means for such Performance Period, the quotient (rounded to four decimal places and then expressed as a percentage) of (x) the Adjusted Non-Tertiary Production of the Company for such Performance Period, divided by (y) the Non-Tertiary Production Target for such Performance Period as defined in Appendix C to this award agreement.

	Average Annual Non-Tertiary Production Percentage	Performance Percentage Points
A.	107.76% or more	30
B.	104.66% to 107.75%	24
C.	100.00% to 104.65%	18
D.	95.34% to 99.99%	12
E.	Less than 95.34%	0

(b)Adjusted Non-Tertiary Production. For purposes of this Award, “Adjusted Non-Tertiary Production” means (i) the actual non-tertiary production of oil and natural gas (in BOEs) as reported in the Company's Form 10-K for the Performance Period, or if not specifically reported, then as determined by the Committee from the Company's accounting records (“Non-Tertiary Production”), minus (ii) the non-tertiary oil, condensate, NGLs and natural gas production (in BOEs) related to properties acquired (other than those properties acquired in the CCA Acquisition) during such Performance Period, such amount to be the lesser of (a) the actual non-tertiary oil, condensate, NGLs and natural gas production (in BOEs) for such Performance Period from the acquired property or incremental property interest (if a partial interest) or (b) the forecasted non-tertiary oil, condensate, NGLs and natural gas production (in BOEs) (as may be publicly disclosed by the Company) related thereto for such Performance Period for the property, plus (iii) that portion of the Non-Tertiary Production Target which is related to any oil or natural gas property disposed or sold during such Performance Period for the period during which the Company did not own the property.

5.Performance Percentage Points Earned With Respect to Capital Efficiency Ratio Measure.

(a) Capital Efficiency Ratio. The “Capital Efficiency Ratio” means, for the Company and each Peer Company, expressed as a percentage for each such company, the quotient of (i) Performance Period Pretax Operating Income per BOE, divided by (ii) Finding and Development Cost per BOE. The Capital Efficiency Ratio of the Company and each Peer Company is to be calculated as soon as practicable following the Performance Period. Once calculated for the Company and for each Peer Company, the exact Capital Efficiency Ratio, expressed as a percentage, for each such company shall be listed in Column 3 of the table below in descending order of their respective Capital Efficiency Ratio from the highest percentage to the lowest percentage. Column 2 of the table below shall reflect each such company's name. The Company's “Capital Efficiency Percentage” will be that percentage opposite the ranking of the Company in column 1 of the table below, shown in the appropriate “Number of Companies” Column. The appropriate “Number of Companies” Column is the column with the number equivalent to the sum of a) the number of Peer Companies plus b) one (the Company).

Column 1	Column 2	Column 3	“Number of Companies” Columns
Ranking	Company Name	Capital Efficiency Ratio	10	9	8	7	6	5
1			100%	100%	100%	100%	100%	100%
2			90%	88%	88%	86%	83%	80%
3			80%	77%	75%	71%	67%	60%
4			70%	66%	63%	57%	50%	40%
5			60%	55%	50%	43%	33%	20%
6			50%	44%	38%	29%	17%
7			40%	33%	25%	14%
8			30%	22%	13%
9			20%	11%
10			10%

(b) Performance Percentage Points. The Performance Percentage Points which will be credited to Holder with respect to the Capital Efficiency Percentage are set forth in the following Chart:

	Capital Efficiency Percentage	Performance Percentage Points
A.	>= 90% to 100%	60
B.	>= 70% and < 90%	48
C.	>= 50% and < 70%	36
D.	>= 30% and < 50%	24
E.	Less than 30%	0

6.Performance Percentage Points Earned With Respect To The Reserve Replacement Measure.

The Performance Percentage Points Holder will earn with respect to the Reserve Replacement Measure will be based on the Company's Reserve Replacement Percentage for the entire Performance Period. “Reserve Replacement Percentage” means the quotient (rounded up to 3 decimal places and then expressed as a percentage) of (i) the Final Reserves less the Initial Reserves, divided by (ii) Total Production for the Company.

(a)Performance Percentage Points. The Performance Percentage Points which will be awarded Holder for the Performance Period with respect to the Reserve Replacement Measure are set forth in the following Chart:

	Reserve Replacement Percentage	Performance Percentage Points
A.	300% or more	40
B.	200% to 299%	32
C.	150% to 199%	24
D.	100% to 149%	16
E.	Less than 100%	0

(b)Initial Reserves. For purpose of this Award, “Initial Reserves” means the total Company proved oil, condensate, NGL, and natural gas reserve quantities as of December 31, 2012 (expressed in BOEs) as estimated by DeGolyer and MacNaughton, independent petroleum engineers, and disclosed in the Company's Form 10-K Report for 2012.

(c) Final Reserves. For purposes of this Award, “Final Reserves” means the sum of (i) the total Company proved oil, condensate, NGL, and natural gas reserve quantities on the last day of the Performance Period (expressed in BOEs) as estimated by DeGolyer and MacNaughton or the Company's then-current independent petroleum engineer as disclosed in the Form 10-K for the Performance Period, determined using the same price deck as was used by the Company in calculating the Initial Reserves, plus (ii) the Uneconomic Reserves, plus (iii) the Disposed Reserves, plus (iv) Total Production. The “Uneconomic Reserves” are those proved oil, condensate, NGL, and natural gas reserves (expressed in BOEs) which were included in the Initial Reserves, but are not considered proved reserves on the last day of the Performance Period solely because the price deck used to price oil and natural gas products and/or the prices used to estimate the capital costs required to develop the proved reserves as of the last day of the Performance Period have changed from those used in the Initial Reserve report such that the extraction of such otherwise proved reserves is uneconomic (i.e., Uneconomic Reserves cannot be reserves excluded from the Final Reserves because drilling activity during the period changed the status or evaluation of the reserves, or because the Company no longer holds the acreage or interest, or because factors other than commodity prices or changes in the estimated capital costs have made the project uneconomic). The “Disposed Reserves” are those proved oil, condensate, NGL, and natural gas reserves quantities (expressed in BOEs) which were sold during the Performance Period and reported as such in the Company's Form 10-K in accordance with Financial Accounting Standards Board Codification Topic 932, Extractive Industries - Oil and Gas.

7.Committee's Reduction of Performance Percentage Points.

Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by written notice to Holder prior to the Vesting Date, may reduce Holder's otherwise earned Performance Percentage Points by applying a Committee Percentage Point Reduction.

(a)Performance Percentage Points Reduction. The Committee will make its determination of the Committee Percentage Point Reduction amount (if any) based on the Committee's subjective evaluation of Company performance with respect to each of the four Additional Committee Evaluation Factors listed in (b) below, which evaluation will determine the amount of the Performance Percentage Points reduction for each such Additional Committee Evaluation Factor based on the Chart below, and the sum of those reductions, but not in excess of the Committee Percentage Point Reduction Limitation, will be the Committee Percentage Point Reduction for the Performance Period:

	Committee's Determination of the Level of Performance With Respect to each Additional Committee Evaluation Factor	Reduction in Performance Percentage Points
A.	Above Average	0
B.	Average	5
C.	Below Average	10

(b)For purposes of this Award, the “Additional Committee Evaluation Factors” (each of which may cause a reduction of up to 10 Performance Percentage Points) are:

(i)the Company's compliance with corporate governance factors such as the ability to obtain an unqualified auditors' opinion on the Company's financial statements contained in its Form 10-K for the Performance Period, and avoid any financial restatements,

(ii)the Company's maintenance of a reasonable debt-to-capital and/or debt-to-cash-flow ratio,

(iii)the Company's record as to health, safety and environmental compliance and results, and

(iv)the increase in the net asset value per share of Company stock, determined after excluding the effects, to the extent reasonably practical, caused by fluctuations in commodity prices and capital and operating costs or other factors which are generally not controllable by the Company.

8.Earning Performance Cash.

(a)Earned Performance Cash. The amount of Earned Performance Cash shall be equal to the product of (i) the Target Performance Cash, multiplied by (ii) the Performance Percentage. The Committee will determine and certify, and the Administrator will advise Holder, of Holder's Performance Percentage as soon as reasonably possible thereafter.

(b)Change in Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change in Control occurs during the Performance Period then, regardless of the Performance Percentage at the date of the Change in Control, Holder will be entitled to receive delivery of all of the Target Performance Cash (notwithstanding any provision hereof to the contrary, none of which Target Performance Cash will be retained by the Company other than as payment for withholding) as soon as reasonably possible following such Change in Control, but in no event later than the 15th day of the third month after the end of the calendar year in which such Change in Control occurs, and Holder permanently shall forfeit the right to receive any other amounts of Performance Cash under this Award.

9.Vesting (and Forfeiture) of Earned Performance Cash.

(a)No Separation Prior to the Vesting Date. If Holder does not Separate prior to the Vesting Date, Holder will be 100% Vested in the Earned Performance Cash.

(b)Retirement Vesting Date. In the event Holder reaches his Retirement Vesting Date prior to the Vesting Date,
Holder will be entitled to receive Performance Cash in an amount equal to the Earned Performance Cash on the Vesting Date, based on the actual performance results certified by the Committee, without any right to receive any additional Performance Cash, and without any proration of the amount of Performance Cash earned in such circumstances. Notwithstanding the foregoing, in the event Holder Separates after Holder's Retirement Vesting Date, but within 12 months of the Date of Grant, all rights to receive Performance Cash under this Award will be forfeited.

(c)Forfeiture. Except to the extent expressly provided in 9(b) or (i), (ii), or (iii) below, Holder permanently will forfeit all rights with respect to any Performance Cash upon the date of his Separation, if such Separation occurs prior to the Vesting Date.

(i)Death. If Holder Separates by reason of death prior to the Vesting Date, Holder's Beneficiary will be entitled to receive Performance Cash in an amount equal to the Target Performance Cash (and does not have any right to receive any other amounts of Performance Cash under this Award) as soon as reasonably possible but in no event more than 90 days after Holder's death.

(ii)Disability. If Holder Separates by reason of a Disability prior to the Vesting Date, Holder will be entitled to receive Performance Cash in an amount equal to the Target Performance Cash (and does not have any right to receive any additional amounts of Performance Cash under this Award) as soon as reasonably possible but in no event later than the 15th day of the third month after the end of the calendar year following the Date on which the Committee determines that Holder is Disabled.

(iii)Post Separation Change in Control. If there is a Post Separation Change in Control, Holder will be entitled to receive Performance Cash in an amount equal to the Target Performance Cash (and does not have any right to receive any additional Performance Cash under this Award) as soon as reasonably possible after the date of the Change in Control but in no event later than the 15th day of the third month after the end of the calendar year in which such Change in Control occurs.

10.Withholding. On the Vesting Date, the minimum federal income tax withholding required to be made by the Company shall be paid by Holder (or Holder's Beneficiary) to the Administrator in cash, or by authorizing the Company to retain an amount of Performance Cash.

11.Administration. Without limiting the generality of the Committee's rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which Performance Measures have been satisfied and the number of Performance Percentage Points earned, exercise its right to reduce Performance Percentage Points, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company's operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award, and, to the extent the Award is intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code, does not affect such qualification. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties.

12.Beneficiary. Holder's rights hereunder shall be exercisable during Holder's lifetime only by Holder or Holder's legal representative. Holder may file with the Administrator a written designation of beneficiary (such person(s) being his “Beneficiary”), on such form as may be prescribed by the Administrator. Holder may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives Holder, the Holder's estate shall be deemed to be Holder's Beneficiary.

13.Holder's Access to Information. As soon as reasonably possible after the close of the preceding Fiscal Year, the Committee (and the Administrator to the extent it shall have been directed by the Committee) shall make all relevant annually-determined calculations and determinations hereunder, and shall communicate such information to the Administrator. The Administrator will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

14.No Transfers Permitted. The rights under this Award are not transferable by the Holder otherwise than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Cash.

15.No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right to continue to serve in the employ of the Company nor interfere in any way with Holder's right to resign.

16.Governing Law. Without limitation, this Award shall be construed and enforced in accordance with and governed by the laws of Delaware.

17.Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

18.Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

19.Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representative and Holder has hereunto set his or her hand, all on the day and year first above written.

DENBURY RESOURCES INC.

By:
	Phil Rykhoek CEO	Mark C. Allen Senior VP, CFO & Asst. Secretary

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Award, (ii) my opportunity to review the Plan, (iii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Award and the Plan, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, I agree to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee upon any questions arising under the Plan, or this Award, or both.

Dated as of the effective date.

Holder Signature